Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated March 14, 2008 on our audits of the financial statements of Marathon Acquisition Corporation as of December 31, 2007 and 2006 and for the year ended December 31, 2007, for the period from April 27, 2006 (inception) through December 31, 2006, and for the period from April 27, 2006 (inception) through December 31, 2007, which included an explanatory paragraph relating to the company’s ability to continue as a going concern, in the Amendment No. 3 to the Joint Proxy/Registration Statement on Schedule 14-A and Form F-4 to be filed on or about July 3, 2008.

/s/ Eisner LLP

New York, New York

July 3, 2008